                       AMENDED AND RESTATED LICENSE TO USE
                   AND EXPLOIT THE AIR MILES SCHEME IN CANADA



                                     BETWEEN



                      AIR MILES INTERNATIONAL TRADING B.V.



                                       AND



                      LOYALTY MANAGEMENT GROUP CANADA INC.



                                  July 24, 1998

                                TABLE OF CONTENTS

    1          DEFINITIONS .........................................................           2
    2          LICENSE .............................................................           5
    3          SUB-LICENSE RIGHTS ..................................................           7
    4          ASSIGNMENT OF THE PROGRAMME .........................................           8
    5          ROYALTIES ...........................................................           9
    6          REGISTRATION AND RENEWALS ...........................................          10
    7          REPRESENTATIONS AND WARRANTIES ......................................          10
               7.1        AMIT Warranties ..........................................          10
               7.2        LMGC Warranties ..........................................          11
    8          INDEMNITY ...........................................................          11
    9          DURATION AND TERMINATION ............................................          12
   10          NON-COMPETITION .....................................................          13
   11          ASSIGNMENT/SUCCESSORS ...............................................          13
   12          NOTICES .............................................................          14
   13          CONFIDENTIALITY .....................................................          16
   14          DISPUTE RESOLUTION ..................................................          17
               14.1        General .................................................          17
               14.2        Negotiations between Executives .........................          17
               14.3        Binding Arbitration .....................................          18
               14.4        Expedited Binding Arbitration ...........................          21
   15          MISCELLANEOUS .......................................................          21
               15.1        Name, Captions ..........................................          21
               15.2        Entire Agreement and Relationship Between the Parties ...          21
               15.3        Amendments ..............................................          22
               15.4        Severability ............................................          22
               15.5        Specific Performance/Injunctive Relief ..................          22
               15.6        Remedies Cumulative .....................................          22
               15.7        No Waiver ...............................................          23
               15.8        Further Assurances ......................................          23
               15.9        Extended Meanings .......................................          23
               15.10       No Third Party Beneficiaries ............................          23
               15.11       Counterparts ............................................          23
               15.12       No Liability of Shareholders ............................          23
               15.13       Statutory References ....................................          24
               15.14       Business Day Payments ...................................          24
               15.15       References ..............................................          24
               15.16       Currency ................................................          24
               15.17       Schedules ...............................................          24
               15.18       Limitation of Liability .................................          25
               15.19       Time of the Essence .....................................          25
               15.20       Costs and Expenses ......................................          25
               15.21       Excusable Delays ........................................          25
               15.22       Governing Law and Attornment ............................          26

          AMENDED AND RESTATED LICENSE TO USE AND EXPLOIT THE AIR MILES
                                SCHEME IN CANADA



         THIS AGREEMENT is dated the 24th day of July, 1998 between AIR MILES INTERNATIONAL TRADING B.V. of Veerkade 7, 3016 DE Rotterdam, The Netherlands ("AMIT") and LOYALTY MANAGEMENT GROUP CANADA INC., whose registered office is located at 4110 Yonge Street, Suite 200, North York, Ontario, Canada ("LMGC");


         WHEREAS the Parties entered into the License Agreement and the Intellectual Property License on December 17, 1992; and

         WHEREAS throughout the term of that Intellectual Property License AMIT and LMGC were related companies; and

         WHEREAS Alliance Data Systems Corporation has agreed to purchase all of the shares of LMGC pursuant to the Share Purchase Agreement and such transaction is intended to close on the date hereof; and

         WHEREAS AMIT has the rights to use, operate, exploit and develop in certain countries of the world, including the Territory, the unique concept and business opportunity, being the Programme; and

         WHEREAS the Parties are desirous of amending the terms of the Intellectual Property License and have, for simplicity, agreed to enter into this Agreement; and

         WHEREAS AMIT is entitled to grant the licenses herein to LMGC and is willing to license and allow LMGC to use and exploit the AMIT Know How in the Territory on the terms and conditions set out in this Agreement.

         NOW THEREFORE, in consideration of the business relationship between the Parties, the mutual covenants contained herein, and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by the Parties), the Parties hereto agree that the Intellectual Property License is hereby amended and restated as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1      DEFINITIONS

         "AFFILIATE" means a Person directly or indirectly controlling, controlled by or under common control with a party.

         "AGREEMENT" means this Intellectual Property License including any recitals and schedules to this agreement, as amended, supplemented or restated in writing from time to time.

         "AMIT KNOW HOW" means all know how and other intellectual property rights subsisting at the date hereof as described in Schedule 1 licensed to and/or owned by AMIT or its Affiliates in connection with or relating to the Programme, but not including rights in Marks.

         "BANKRUPTCY" shall be considered to occur in respect of a Party if:

         (i) any voluntary proceeding is commenced (by the filing of any originating process, notice or assignment or otherwise) by the Party pursuant to an Insolvency Act;

         (ii) any proceeding is commenced (by the filing of any originating process or otherwise) against the Party pursuant to an Insolvency Act, and

                  (a) such proceeding is not contested, diligently and on a timely basis, by that Party,

                  (b) Bankruptcy occurs in respect of that Party within the meaning of any other paragraph of this definition during the contestation of such proceeding, or

                  (c) such proceeding is not dismissed, withdrawn or permanently stayed within sixty (60) days of commencement;

         (iii) any voluntary proceeding is commenced (by the filing of any originating process or notice or otherwise) by or respecting a Party pursuant to the corporate or company statute under which Party is organized from time to time or any other statute of any relevant jurisdiction which is not an Insolvency Act seeking any stay of creditor remedies or moratorium, compromise, arrangement, adjustment, extension or reorganization of debts or other liabilities;

         (iv) any voluntary or other proceeding is commenced (by the filing of any originating process or notice or otherwise) by or against the Party seeking appointment (provisional, interim or permanent) of a receiver, manager, receiver and manager, trustee, sequestrator, custodian, liquidator or Person with like or comparable powers for that Party or for all or substantially all of its property, assets and undertaking, and

                  (a) such proceeding is not contested, diligently and on a timely basis, by that Party;

                  (b) Bankruptcy occurs in respect of that Party within the meaning of any other paragraph of this definition during the contestation of such proceeding, or

                  (c) such proceeding is not dismissed, withdrawn or permanently stayed within sixty (60) days of commencement;

         (v) any secured creditor of the Party takes possession or control (actual or constructive) of, or appoints any agent, receiver, manager, receiver and manager or Person with like or comparable powers in respect of, that Party or all or substantially all of its property, assets and undertaking; or

         (vi) a majority of the directors or shareholders of the Party voting thereon pass or ratify any resolution (A) except as part of a bona fide corporate reorganization, for its liquidation, winding up or dissolution, (B) to authorize any voluntary proceeding by or in respect of that Party described above or (C) to consent to or refrain from contesting any proceeding or step against or in respect of that Party or its property, assets or undertaking described above.

         "BUSINESS" means the business carried on by LMGC in connection with which the AMIT Know How is used.

         "BUSINESS DAY" means any day of the year, other than a Saturday, Sunday or any day on which the banks are required or authorized to close in Toronto, Ontario, Canada.

         "CATEGORY" means the business sector granted to a Sponsor within the Territory.

         "CONCURRENT USE AGREEMENT" means the Concurrent Use Agreement between Air Miles International Holdings N.V., AMIT, Air Miles Travel Promotions Limited, Loyalty Management Group Inc., LMGC and AMI Funding, Inc. entered into as of the 13th day of May, 1994, as amended, supplemented or restated in writing from time to time.

         "INCLUDING" The terms "include", "including" and "such as" are illustrative and not limitative and shall be interpreted to mean "including without limitation".

         "INSOLVENCY ACT" means the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-up Act (Canada) or any other statute of any relevant jurisdiction relating to bankruptcy, insolvency, stay of creditor remedies, moratorium, compromise, arrangement, extension, adjustment or reorganization of debts or other liabilities, liquidation, winding up or dissolution.

         "INTELLECTUAL PROPERTY LICENSE" means the Licence to Use and Exploit the Air Miles Scheme in Canada Agreement between AMIT and LMGC dated December 17, 1992, as amended by Amendment No. 1 dated 13th day of May, 1994.

         "LICENSE AGREEMENT" means the Licence to Use the Air Miles Trade Marks in Canada agreement between Air Miles International Holdings N.V. and LMGC dated December 17, 1992, as amended by Amendment No. 1 dated 13th day of May, 1994, as amended and restated in the amending agreement of even date, and as amended, supplemented or restated in writing from time to time.

         "MARK" means any name, brand, mark, trade mark, trade dress, trade name, business name, Uniform Resource Locator ("URL"), domain name or other indicia of origin.

         "PARTY" means either AMIT or LMGC; and "Parties" means AMIT and LMGC collectively.

         "PERSON" includes an individual, a legal personal representative, corporation, company, body corporate, partnership, limited partnership, joint venture, syndicate, trust, unincorporated organization, the Crown or any agency or instrumentality thereof, regulatory authority or any other entity recognized by law, howsoever designated or constituted.

         "PROGRAMME" means any program(s) or business(es) that involve(s) three
(3) or more sponsoring companies in any product or service category or industry and which offer(s), only entitled members with addresses in the Territory or any other geographic region in which LMGC or any of its Affiliates has a license from AMIT to similar effect to this Agreement, airline seats, airline miles, airline or any other services, awards or value of any nature whether or not by virtue of exchanging, converting or redeeming coupons, tickets, points or other tangible or intangible rights) in connection with the purchase of goods or services of any party and which operates for more than three (3) months duration and the operation of travel agency services.

         "RELATED AGREEMENTS" means collectively, the License
Agreement and the Concurrent Use Agreement.

         "SHARE PURCHASE AGREEMENT" means the agreement for the purchase of all the shares of LMGC made as of June 26, 1998, as amended in writing from time to time, among Alliance Data Systems Corporation and each of the shareholders of LMGC at that date.

         "SPONSORS" means those businesses participating in the Programme in conjunction with the offer of wares or services to consumers within the Territory and includes the Suppliers.

         "SUPPLIERS" means those businesses offering wares or services in connection with exchanges, conversions or redemptions under the Programme.

         "TERRITORY" means the current geographic area and territory of Canada at the date of this Agreement.

         "THIRD PERSON" means any Person other than AMIT and its Affiliates and LMGC and its Affiliates.


                                    ARTICLE 2
                                     LICENSE

2.1 AMIT hereby grants to LMGC, subject to the terms of this Agreement, an exclusive right and license to use, operate, exploit and develop the AMIT Know How in the Programme (including all confidential information, copyright works, techniques and know-how relating to the Programme) in the Territory only and the marketing, advertising and promotion thereof in any media in the Territory or any other geographic region in which LMGC or any of its Affiliates has a license from AMIT to similar effect to this Agreement, including the right to sub-license the use and exploitation of the AMIT Know How in the Territory in accordance with the provisions of this Agreement. The exclusivity of the license is subject to the rights of AMIT, its Affiliates, successors and assignees together with their respective licensees and sub-licensees mentioned in Articles
2.3 and 2.4 hereafter.

2.2 AMIT hereby grants a non-exclusive right to LMGC, with a right to sublicense its applicable Sponsors and sub-licensees, for and further agrees that it will not and will ensure that its Affiliates, successors, assignees or any of their licensees or sub-licensees will not object to the use and exploitation of the AMIT Know How outside the Territory by such of the Sponsors as provide travel or entertainment related services for business and other travellers including, for the avoidance of doubt, airline, car rental and/or hotel services and/or by LMGC and/or by LMGC's applicable sub-licensees only in connection with the provision of travel or entertainment related services including, for the avoidance of doubt, airline, car rental and/or hotel services to the extent only that such use and exploitation is incidental to the operation of and/or participation in the Programme in the Territory. LMGC shall not itself have any other right to use the AMIT Know How outside the Territory. LMGC's right to the use and exploitation of the AMIT Know How outside the Territory shall include the right to operate on or through the World Wide Web on the Internet or through other electronic media.

2.3 Notwithstanding Article 2.1, LMGC shall not object to the use, operation, exploitation and development of the AMIT Know How by AMIT, its Affiliates, successors and assignees together with the use and exploitation thereof by their respective licensees and sub-licensees in the Territory only in connection with the provision of travel or entertainment related services including, for the avoidance of doubt, airline, car rental and/or hotel services to persons providing travel or entertainment related services for business and other travellers, to the extent only that such use is incidental to the rights of AMIT, its Affiliates, successors and assignees together with their respective licensees or sub-licensees to carry out activities in connection with the operation of sales promotion and/or incentive or loyalty schemes outside of the Territory.

2.4 AMIT, its Affiliates, successors and assignees may use and exploit the AMIT Know How in the Territory for the purposes of promoting their activities to issuers or potential issuers of points, credits, vouchers or other incentives in connection with the operation of sales promotion and/or incentive or loyalty schemes conducted outside the Territory. In so doing, AMIT, its Affiliates, successors and assignees must co-operate with LMGC with respect to the promotion of the Canadian business. LMGC, its Affiliates, successors and assignees may use and exploit the AMIT Know How outside of the Territory for the purposes of privately promoting their activities to issuers or potential issuers of points, credits, vouchers or other incentives in connection with the operation of sales promotion and/or incentive or loyalty schemes conducted in the Territory, but shall not make such advertisements or promotion to the public in general.

2.5 Subject to this Agreement, AMIT reserves the right to use and license the use of the AMIT Know How outside the Territory, whether in connection with sales promotion and incentive schemes similar to the Programme or otherwise.

2.6. The Parties acknowledge that the licenses granted in this Article 2 do not include the right for LMGC to use or license the use of trade marks consisting of or including the Air Miles name and/or ancillary trademarks (including any of the AMIH Marks defined in the License Agreement), which shall be the subject of the License Agreement. If the License Agreement is validly terminated by either party there to, LMGC may use any Marks owned by or licensed to it or its Affiliates, in association with the AMIT Know How and/or the Programme, provided that such Marks are not confusingly similar to the AMIH Marks (as licensed under the License Agreement) or any other Marks in which AMIH or its Affiliates hold(s) valid rights in the Territory.

2.7 The Parties agree that the Concurrent Use Agreement shall not be amended or terminated during the term of this Agreement without the prior written consent of the Parties.

                                    ARTICLE 3
                               SUB-LICENSE RIGHTS

3.1 AMIT acknowledges that LMGC has entered into sub-licensing arrangements relating to the participation in the Programme with a number of Sponsors that are currently participating in the Programme. AMIT confirms that the terms and conditions of such sub-licenses are acceptable to it.

3.2 AMIT agrees that LMGC may grant additional or amended non-exclusive sub-licenses to the same or other Sponsors to use and exploit the AMIT Know How in the Territory in connection with the Programme only, with or without exclusivity in the relevant Category. If the terms and conditions of such sub-licenses are consistent with the terms and conditions of the current sub-license arrangements with the current Sponsors, AMIT hereby grants its consent to such sub-licenses. If the terms and conditions of such sub-licenses are not consistent with the current sub-license arrangements, LMGC shall submit to AMIT a copy of each such license agreement and AMIT shall provide written notice of any objections there to within ten (10) Business Days, failing which AMIT shall be deemed to have consented such sub-license arrangement. In any event, AMIT's consent to such sub-licenses shall not be unreasonably withheld.

3.3 AMIT agrees that LMGC may agree in such sub-license agreements as mentioned under Article 3.2 with such Sponsors that neither AMIT nor their Affiliates, successors, assignees, licensees or sub-licensees will object to the use by such Sponsors of the AMIT Know How outside the Territory only to the extent that such use is in accordance with the rights granted in Article 2.2 above.

3.4 It shall be a term of all sub-licenses granted pursuant to Article 3.2 above that the Sponsors undertake not to engage in any advertising or promotion outside the Territory for the Programme or the participation of the Sponsors in the Programme provided always that incidental references to the participation of the Sponsors in the Programme in the Territory may be made in promotional materials such as brochures outside the Territory incidental to the distribution inside the Territory provided that such promotional materials shall clearly indicate that the Sponsors participate in the Programme in the Territory and that the Programme is only open to entitled members with addresses in the Territory.

3.5 In this Agreement, where LMGC agrees to ensure that all sub- licensees of the AMIT Know How appointed by LMGC comply with an obligation, this means:

         (i) LMGC shall impose a contractual obligation on the sub-licensees to observe such obligations; and

         (ii) where LMGC becomes aware of any non-compliance by any sub-licensee with any such obligation, LMGC shall use reasonable efforts to ensure that such sub-licensee complies with such obligation.

3.6 The Parties acknowledge that LMGC has no obligation to (but may) amend any agreement with any existing Sponsor and that any and all such agreements with any Sponsors remain unaffected hereby.

3.7 For greater clarity, LMGC may sub-license its rights hereunder to an Affiliate to the extent considered by LMGC, acting reasonably, advisable for the operation of travel agency services in the Territory.


                                    ARTICLE 4
                           ASSIGNMENT OF THE PROGRAMME

4.1 If AMIT wishes to assign or transfer the AMIT Know How in the Programme, either directly or indirectly by or through AMIT or AMIT's Bankruptcy, other than to an Affiliate, no such assignment or transfer shall be effective unless AMIT provides LMGC notice of its intention to do so and gives LMGC thirty (30) days written notice within which to bid on such AMIT Know How and/or Programme for the purposes of owning either directly or indirectly such AMIT Know How and/or Programme. The foregoing provisions shall not, in any way, obligate AMIT to accept any bid which LMGC submits. Any such assignee or transferee must be bound in writing by the grant of the license set out in this Agreement.

                                    ARTICLE 5
                                    ROYALTIES

5.1 (i) In accordance with the practice actually used for the payment of Royalties under the Intellectual Property License for the fiscal year of LMGC ended April 30, 1998, LMGC shall pay to AMIT as license fee royalties calculated as a percentage of all gross sums received by LMGC in respect of the sale, redemption, distribution or issue of Air Miles travel miles ("AMTM") or Air Miles awards, including:

         (a) all sums received from Sponsors in connection with the issuance of AMTM or in lieu of payments therefor (such as participation and/or exclusivity fees);

         (b)      all sums received from Sponsors for services;

         (c) all commissions or other income received by LMGC in respect of the sale of travel services; and

         (d) all sums received from the sale of promotional items and/or any other activity involving the use of the AMIH Marks (as defined in the License Agreement)

but excluding amounts received as co-operative marketing fees or for reimbursement of expenses.

         (ii)     The percentage referred to above shall be 0.90%.

5.2 LMGC shall, within fourteen (14) days after the end of each fiscal quarter, in accordance with past practise as of April 30, 1998, prepare and submit to AMIT a statement setting out the sums received by LMGC as set out in Article 5.1 above and the amount of royalty due in respect of the immediately preceding fiscal quarter. Royalties shall be due and payable at the time the statements are submitted to AMIT and shall be paid net of all applicable taxes, including Canadian non-resident withholding tax.

5.3 During the term of this Agreement and for three calendar years after its termination AMIT and its duly authorized agents shall have the right upon reasonable notice, to inspect during business hours on any Business Day all relevant accounting records of LMGC for the purposes of verifying any royalties paid or payable. If any inspection results in any finding of understatement or overstatement, such balance will be settled forthwith by LMGC or AMIT respectively.

5.4 LMGC shall keep all accounting records, relevant for the purposes of calculating royalties payable to AMIT, during the term stated in Article 5.3

                                    ARTICLE 6
                            REGISTRATION AND RENEWALS

6.1 AMIT shall, for so long as this Agreement remains in force, ensure that any registrations which are applicable to the AMIT Know How and/or the Programme shall be registered as appropriate and shall be renewed as and when they fall due for renewal. The costs of the renewals or registrations and all expenses in relation to the Programme incurred from the date hereof shall be paid in full by AMIT.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

7.1      AMIT Warranties

         AMIT hereby represents and warrants to LMGC as of the date of this Agreement the following:

         (i) AMIT has full power and authority to enter into and perform this Agreement, including to grant the license in Article 2 and to perform each and every covenant and agreement herein contained;

         (ii) this Agreement has been duly authorized, executed and delivered by AMIT and constitutes a valid, binding and legally enforceable agreement of AMIT;

         (iii) to the best of AMIT's knowledge and belief, the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not restricted by and do not conflict with any material commercial arrangements, obligations, contracts, agreements or instruments to which AMIT is either bound or subject;

         (iv) to the best of AMIT's knowledge and belief, AMIT's performance of this Agreement will not contravene or breach any laws or regulations of the Territory or of any province or territory of the Territory which could give rise to the imposition of a material fine, penalty or sanction levied on LMGC by any applicable regulatory authority in the Territory;

         (v) AMIT has not granted any rights or licenses, which are subsisting at the date hereof, to any of its Affiliates or to any other Third Person to use the AMIT Know How and/or the Programme in the Territory save in the circumstances permitted in Articles 2.3 and 2.4 above;

         (vi) except for the Concurrent Use Agreement, AMIT is not a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability to license the AMIT Know How and/or the Programme to LMGC; and

         (vii) to the best of AMIT's knowledge and belief, LMGC is not in breach of any term or condition of the Intellectual Property License.

7.2      LMGC Warranties

         LMGC hereby represents and warrants to AMIT as of the date of this Agreement the following:

         (i) LMGC has full power and authority to enter into and perform this Agreement and to perform each and every covenant and agreement herein contained;

         (ii) this Agreement has been duly authorized, executed and delivered by LMGC and constitutes a valid, binding and legally enforceable agreement of LMGC;

         (iii) to the best of LMGC's knowledge and belief, the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not restricted by and do not conflict with any material commercial arrangements, obligations, contracts, agreements or instruments to which LMGC is either bound or subject; and

         (iv) to the best of LMGC's knowledge and belief, LMGC's performance of this Agreement will not contravene or breach any laws or regulations of the Territory or of any province or territory of the Territory which could give rise to the imposition of a fine, penalty or sanction by any applicable regulatory authority in the Territory.


                                    ARTICLE 8
                                    INDEMNITY

8.1 LMGC shall indemnify AMIT and hold it harmless and defend it from and against all damage, including reasonable counsel fees, which AMIT may incur in respect of all claims which may be made against AMIT (whether separately or as joint defendants) arising out of the manufacture, packaging, or any other cause relating to any wares sold and/or services provided by or on behalf of LMGC or its sub-licensees in association with the AMIT Know How, except insofar as any such claim may be found to arise from any omission or failure on the part of AMIT.

8.2 AMIT shall indemnify LMGC and hold it harmless and defend it from and against all damages, including reasonable counsel fees, which LMGC may incur as a result of any breach of warranties as stated in Article 7 with regard to the AMIT Know How and/or the Programme only or as a result of any Third Person during the term hereof effectively prohibiting LMGC the use of the AMIT Know How and/or the Programme only within the Territory.


                                    ARTICLE 9
                            DURATION AND TERMINATION

9.1 This Agreement shall continue in force indefinitely from the date hereof, subject only to the rights of the Parties with respect to termination provided in this Article 14, and shall not be terminable by either Party in any other circumstances, whether upon reasonable notice or otherwise.

9.2 AMIT shall have the right to terminate this Agreement upon six months notice in writing to LMGC if LMGC ceases for a continuous period of four years to be involved in operation of the Programme.

9.3 (1) Subject to compliance with the provisions of Article 14 requiring dispute resolution, either Party shall have the right to terminate this Agreement on giving the other written notice of termination in any of the following events:

         (i) the other Party commits any breach of its obligations here under and fails to remedy such breach within ninety (90) days (or such longer period as the Parties may agree) after being given written notice by the other Party to remedy such default; provided however that if LMGC and its sub-licensees are diligently pursuing the remedy or cure of such failure during the cure period and the continued breach does not involve a failure to pay amounts due hereunder, the cure period shall be extended for a further ninety (90) days; or

         (ii) Bankruptcy shall have occurred in respect of the other Party, provided that termination shall not occur at anytime during:

         (A) the exercise of any rights or remedies by a secured creditor of LMGC who has taken a security interest in LMGC's rights under this Agreement either (a) in compliance with Article 11.3, or (b) with the written consent of AMIT; provided that the payment of all amounts from time to time due and payable by LMGC hereunder continue to be duly paid and the performance of all covenants from time to time to be performed by LMGC hereunder continue to be duly performed; or

         (B) any proceeding under an Insolvency Act involving a restructuring or reorganization of LMGC under court supervision and/or any disposition of LMGC's business as a whole or substantially as a whole pursuant to any such proceeding, in either case, so long as such proceeding is continuing.

         (2) If either Party validly terminates the License Agreement in accordance with the terms thereof, it may, at its option, terminate this Agreement at the same time as the License Agreement.

9.4 Upon termination of this Agreement LMGC shall within a period of six (6) months:

         (i) cease to carry on business using the AMIT Know How unless such or similar rights are validly licensed or purchased from a Third Person with valid rights therein; and

         (ii) terminate all sub-license agreements with sub-licensees of the AMIT Know How appointed by LMGC to the extent such sub-license agreements sub-license AMIT Know How.

9.5 For the avoidance of doubt, it is agreed that any termination of this Agreement, whether in whole or in part, shall be without prejudice to any rights held by any Party which may have accrued up to the date of termination. Further, LMGC may continue to use any Mark owned by or licensed to it or its Affiliates in association with the AMIT Know How and/or the Programme.

                                   ARTICLE 10
                                 NON-COMPETITION

10.1 During the term of this Agreement and subject to Article 2.3 above, AMIT, its Affiliates or its successors shall not utilize any AMIT Know How in or as part of any Programme or any program similar there to, in competition with LMGC or its Affiliates, directly or indirectly in the Territory or grant any of their assignees, licensees or sub-licensees a license or sub-license to do so.


                                   ARTICLE 11
                              ASSIGNMENT/SUCCESSORS

11.1 This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.2 Subject to Article 4.1, AMIT may at any time or from time to time assign, sell or transfer all but not less than all of its rights under this Agreement, either absolutely or by way of security (including the rights and remedies of the secured party relating to such security) as part of a financing involving AMIT's business to any Person, in either case without the consent of, but with prior notice to LMGC.

11.3 LMGC may at any time or from time to time assign, sell or transfer all but not less than all of its rights under this Agreement, either absolutely as part of the sale of all or substantially all of the Business or the assets of the Business or by way of security (including the rights and remedies of the secured party relating to such security) as part of a financing involving the Business to any Person, in either case without the consent of, but with prior notice to AMIT. Should such assignment, sale or transfer result in increased withholding taxes being payable on the royalties payable under Article 5 hereof, LMGC shall gross up the royalties payable to cover such withholding taxes.

11.4 Except as provided in Article 4.1, a Party entering into any such assignment shall remain liable hereunder notwithstanding such assignment except, in the case of any indebtedness or claim arising after an absolute assignment, if the assignee executes and delivers to the other Party an assumption agreement of all indebtedness and obligations here under due and payable or arising after such assignment.

11.5 Except as provided in Article 4.1, either Party may amalgamate, merge or consolidate with any Person and any such amalgamation, merger or consolidation shall be deemed to be an assignment unless by operation of applicable law the amalgamated, merged or consolidated successor corporation is subject to all liabilities and all contracts, disabilities and debts of each of the predecessor corporations.


                                   ARTICLE 12
                                     NOTICES

12.1 All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any Party when delivered personally or by courier service or when transmitted by telecopy to the applicable addresses set forth below:

If to AMIT:

Air Miles International Trading B.V.
Veerkade 7
3016 DE Rotterdam,
The Netherlands

Attention:  Managing Director

Telephone:  010 411 0093
Fax:   020 664 7743 (belonging to Air Miles International Group)

With a copy to:

Loyalty Management International Ltd.
Ocean House
Hazelwick Avenue
Crawley
West Sussex
RH10 1NP England

Attention:  Liam Cowdrey

Telephone:  01293 434000
Fax:     01293 433701

If to LMGC:

Loyalty Management Group Canada Inc.
4110 Yonge Street,
Suite 200,
North York, Ontario

Attention:  John Scullion
         C.O.O.

Telephone:  (416) 228-6565
Fax:  (416) 733-1488

With a copy to:
Alliance Data Systems Corporation
5001 Valley Road
Suite 650, West Tower
Dallas, Texas U.S.A. 75244-3910

Attention: General Counsel

Telephone: (972) 960-4349
Fax: (972-960-5330

or at such other address as the Party to whom such notice is to be given shall have last notified (in the manner provided in this Article) the Party giving such notice. Any notice delivered to the Party to whom it is addressed as provided herein shall be deemed to have been given and received on the day it is so delivered at such address and notice transmitted by telecopier shall be deemed given and received on the day of its transmission, provided that if the day of delivery or transmission is not a Business Day at the place of receipt or the time of delivery or transmission is after 5 p.m. at the place of receipt on a Business Day, then the notice shall be deemed to have been given and received on the next Business Day at the place of receipt.


                                   ARTICLE 13
                                 CONFIDENTIALITY

13.1 During the term of this Agreement, each Party shall keep confidential and not divulge to any Person any information, whether written or oral, or otherwise recorded, which is proprietary or confidential of the other including, but not limited to, customer lists, data compilations and data systems, pricing methods, cost information, financial information, strategic plans, finances, methods of operation, marketing plans and strategies, equipment and operational requirements, processes or products and services or intended products or services of the other and information concerning personnel and customers; provided however that neither Party shall have any confidentiality obligation
(i) as to information which has come into the public domain through no fault of or action by such Party, (ii) to the extent such Party is required by law to disclose, or (iii) as to information such Party may disclose to employees, directors or advisors of such Party or an Affiliate thereof in connection with performance of services for such Party; and provided further that AMIT shall have no obligation with respect to any information of LMGC unless such information relates exclusively to LMGC and provided further that upon termination of this Agreement and for two (2) years thereafter such confidentiality obligation shall apply only to disclosures of information which would be materially' detrimental to the operations of LMGC's Business or AMIH's business.

13.2 LMGC's obligations under this Agreement with respect to any trade secrets forming part of the AMIT Know How shall cease with respect to such trade secrets to the extent that such trade secrets become part of the public domain through no fault of or action by LMGC.


                                   ARTICLE 14
                               DISPUTE RESOLUTION

14.1 General Any dispute arising out of or relating to this Agreement, including any dispute regarding the existence, validity, scope, enforceability or termination of this Agreement and whether an issue is arbitrable (a "Dispute") shall be resolved in accordance with the procedures specified in this Article 15, which shall be the sole and exclusive procedures for the resolution of any such Disputes. The Parties shall attempt in good faith to resolve any Dispute (including the validity, scope and enforceability of this Article 14) promptly by negotiations between the Parties.

14.2     Negotiations between Executives

         (a) AMIT and LMGC shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executive officers who have authority to settle the controversy and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement. Either AMIT or LMGC may give to the other written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other Party a written response. The notice and the response shall include (i) a statement of each Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive officer who will represent that Party and of any other Person who will accompany the executive officer. Within twenty (20) days after delivery of the disputing Party's notice, the executive officers of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other Party will be honoured.

         (b) All negotiations (including the existence, content and result thereof) pursuant to this Article '14 shall be confidential, non-discoverable in any judicial proceedings and treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

14.3     Binding Arbitration

                  (a) If the Dispute is not resolved by negotiation within forty-five (45) days (or any mutually agreed extension of time) of the disputing Party's notice, or if the Parties fail to meet within twenty (20) days of the notice, either Party may, upon notice to the other Party and the CPR Institute for Dispute Resolution ("CPR") submit such Dispute to arbitration.

         (b) Such arbitrations shall be based in Toronto, Ontario and shall be conducted by three (3) arbitrators (who shall be lawyers admitted to practice in one or more provinces or territories and who shall be experienced in matters relating to intellectual property licenses) appointed as follows:

                  (i) the disputing Party shall appoint its nominee as first arbitrator;

                  (ii) the receiving Party shall, within ten (10) days of having received written notice from the disputing Party of the nature of the dispute to be referred to arbitration and of the identity of its nominee arbitrator, appoint its nominee as second arbitrator;
                           (iii) if the appointment required by clause (ii) is not made within the period therein stipulated, the disputing Party shall be entitled to appoint as second arbitrator a nominee of its choice who is not related to the disputing Party and who shall be deemed to be the nominee of the respondent to the dispute;

                  (iv)     the two nominees so appointed shall, within ten
                           (10) days of the date upon which the second of them had been appointed as arbitrator, appoint a third nominee as chairman of the tribunal. In the event of their failure so to do within the prescribed period, the third arbitrator shall be appointed in accordance with the provisions of the International Commercial Arbitration Act (Ontario) ("the Act"); and

                  (v) should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed. When a vacancy is filled the newly established tribunal shall exercise its discretion to determine whether any previously completed hearings shall be repeated.

         (c) The arbitration will be in accordance with the Act and the then current CPR "Non-Administered Arbitration Rules" or any successor CPR rules (the Act having precedence in the event of a conflict) (the "Arbitration Rules") and the procedures specified in this Article, to the extent they modify or add to such Arbitration Rules. The seat of the arbitration will be Toronto and the arbitration will be conducted at a neutral site in Toronto selected by the arbitrators.

         (d) The arbitrators will have sole authority to resolve issues of the arbitrability of Disputes, including the applicability of any statute of limitation. The arbitrators may not amend or disregard any provision of this Article and may not limit, expand or otherwise modify the terms of this Agreement (including any terms respecting the limitation of liability of any Person). The arbitrators will have the power to order the pre-hearing discovery of documents but such production shall be restricted to documents (which shall include information recorded or stored by means of any device) directly related to the Dispute. The arbitrators will also have the power to order the taking of examinations for discovery of no more than two (2) witnesses per side (with the witnesses to be selected by the adverse side) for a period of not more than three (3) hours per witness, unless otherwise agreed. In addition, the arbitrators may compel the attendance of witnesses and production of documents at the hearing, to the extent provided by the Act. The arbitrators will determine the rights and obligations of the Parties and decide the Dispute in accordance with the substantive and procedural laws of the Province of Ontario.

         (e) The Parties may seek injunctive relief either within the arbitration process or from the Ontario Court (General Division) or the Federal Court of Canada (or in the case of disputes relating to the use of Marks outside the Territory a Court competent in the jurisdiction in which use occurred) and the Parties accept the concurrent jurisdiction of the Courts for the purpose of granting injunctive relief, as set out herein. Within the arbitration process, Parties may seek either interim or permanent relief. From the Court, Parties may seek temporary injunctive relief. A Party seeking temporary injunctive relief from the

                  Court will simultaneously file a claim in the arbitration for interim and permanent relief in the manner specified under this Article. If the Court issues a temporary injunction against one of the Parties, the Court will have jurisdiction to deal with all matters, including appeals, concerning the temporary injunction. Any requested arbitration concerning the subject-matter of the injunction shall proceed before the arbitrator in an expedited manner pursuant to Article 14.4.

         (f) Time will be of the essence and the arbitrators' award will be rendered as soon as practicable after conclusion of the final hearing, but in any event not later than one hundred and eighty (180) days after the date of appointment of the third arbitrator unless otherwise agreed or the time period is extended for a fixed reasonable period by the arbitrators on written notice to each Party because of illness or other cause of an arbitrator beyond the arbitrator's control.

         (g) The decision of any two of the three arbitrators shall be final and binding on the Parties to the Dispute with no right of appeal therefrom. The arbitrators' decision, reasons and award will be in writing, setting forth the legal and factual basis therefor (except with respect to the validity, infringement or misappropriation of any patents or other proprietary rights of any Party, with respect to which such award will be a bare award without findings or any statement of legal or factual basis). The Parties will abide by and perform any award, including interim awards, rendered by the arbitrators and judgment on such awards may be entered and enforced in any court of competent jurisdiction.

         (h) The fees and expenses of the arbitration, which may include the costs of CPR, the arbitrators, the arbitration site and counsel will be in the sole discretion of the arbitrators.

         (i) All information and documents disclosed in arbitration by any Party will remain Confidential Information of the disclosing Party, and the arbitrators and the Parties will (and will cause their representatives, advisors and counsel to) hold the existence, content and result of the arbitration in confidence, except to the limited extent necessary to enforce a final settlement agreement or to obtain and secure enforcement of or a judgment on an arbitration award. No privilege or right of a Party with respect to information or documents disclosed by it in arbitration will be waived or lost by such disclosure.

14.4     Expedited Binding Arbitration

         The Parties agree that there shall be expedited arbitration pursuant to this Article 19 to be completed in not more than ninety (90) days where there is a genuine issue with respect to the following events:

         (i) if AMIT or LMGC is enjoined pursuant to a temporary injunction of the Ontario Court (General Division) or the Federal Court of Canada or any other Court in the World;

         (ii)     if LMGC fails to pay the amounts due under Article 6;

         (iii) if LMGC uses or licenses the use of the AMIT Know How outside the Territory contrary to Articles 2 or 3;

         (iv) if AMIT uses or licenses the use of the AMIT Know How and/or the Programme inside the Territory contrary to Article 2; or

         (v) if the Related Agreements are or one of them is terminated by any of the parties thereto.


                                   ARTICLE 15
                                  MISCELLANEOUS

15.1     Name, Captions

         The provision of a Table of Contents, the division of this Agreement into Articles, Sections, Sub sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

15.2     Entire Agreement and Relationship Between the Parties

         (a) This Agreement and the Related Agreements constitute the entire agreement between the Parties pertaining to the matters contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, relating to the subject matter hereof.

         (b) This Agreement is not a franchise and does not create a partnership or joint venture. Neither Party shall have any right to obligate or bind any other Party in any manner. Each of LMGC and AMIT is an independent contractor, not an agent or employee of the other. The continuing obligations of LMGC in this Agreement, including those obligations set forth in Articles 5.3, 5.4, 8.1, 9.5 and 14, and the continuing obligations of AMIT in this Agreement, including those obligations of

AMIT under Articles 8.2, 9.5 and 14, shall survive and continue after the termination of this Agreement. The continuing obligations of each of LMGC and AMIH set forth in Article 13 of this Agreement shall survive and continue for a period of two (2) years after the termination of this Agreement.

15.3     Amendments

         No amendment of this Agreement shall be effective unless such amendment is made in writing and signed by authorized representatives of the Parties hereto.

15.4     Severability

         If any provision of this Agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed therefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable; provided that in the event that any portion of this Agreement shall have been so determined to be or become invalid or unenforceable (the "offending portion"), the Parties shall negotiate in good faith such changes to this Agreement as will best preserve for the Parties the benefits and obligations of such offending portion. The invalidity or unenforceability of any term or any right arising pursuant to this Agreement shall in no way affect the validity or enforceability of any of the remaining terms or rights.

15.5     Specific Performance/Injunctive Relief

         The Parties acknowledge and agree that money damages are not an adequate remedy for violations of this Agreement and that any Party may, in its sole discretion, notwithstanding Article 14, apply to the Ontario Court (General Division) or the Federal Court of Canada for specific performance or for temporary injunctive relief or such other temporary relief (equitable or otherwise) as such court may deem appropriate in order to enforce this Agreement or to prevent any violation hereof, and each Party waives any objection to the imposition of such relief and any requirement for the posting of any security, including a bond, with respect to such relief.

15.6     Remedies Cumulative

         All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by either Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

15.7     No Waiver

         No waiver of any of the provisions of this Agreement is binding unless it is in writing and signed by the Party entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

15.8     Further Assurances

         The Parties will, from time to time during the course of this Agreement or upon its expiry and without further consideration, execute and deliver such other documents and instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to effect the transactions contemplated thereby.

15.9     Extended Meanings

         Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

15.10    No Third Party Beneficiaries

         Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person, other than the Parties and their Affiliates, and no Person, other than the Parties, shall be entitled to rely on the provisions hereof in any action, suit, proceeding, hearing or other forum.

15.11    Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the Parties.

15.12    No Liability of Shareholders

         No shareholder of LMGC or the successors or transferees of a shareholder of LMGC shall be liable for any of the obligations of LMGC hereunder. No shareholder of AMIT or the successors or transferees of a shareholder of AMIT shall be liable for any of the obligations of AMIT hereunder.

15.13    Statutory References

         Unless expressly stated to the contrary, any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory authority shall be construed as a reference there to as enacted at the date of this Agreement as such law, by-law, rule, regulation, order or act may be amended, re-enacted or superseded from time to time.

15.14    Business Day Payments

         If under this Agreement any payment or calculation is to be made or any other action is to be taken on a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day

15.15    References

         In this Agreement, references to "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement taken as a whole, and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

15.16    Currency

         In this Agreement, all references to currency shall be references to the lawful currency of the Territory.

15.17    Schedules

         The following Schedules are attached to and form part of this Agreement:

Schedule    Description

SCHEDULE 1       AMIT KNOW HOW

15.18    Limitation of Liability

         THE PARTIES (INCLUDING FOR THIS PURPOSE THEIR AFFILIATES) EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY WILL NOT BE LIABLE FOR EACH OTHER'S INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR PUNITIVE, EXEMPLARY OR AGGRAVATED DAMAGES OR FOR DAMAGES FOR LOST PROFITS, LOST REVENUES OR FAILURE TO REALIZE EXPECTED SAVINGS, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN OR IS BASED UPON TORT (INCLUDING NEGLIGENCE), CONTRACT (INCLUDING FUNDAMENTAL BREACH OR BREACH OF A FUNDAMENTAL TERM), BREACH OF TRUST OR FIDUCIARY DUTY, RESCISSION OF CONTRACT, RESTITUTION, INDEMNIFICATION OR OTHERWISE.

15.19    Time of the Essence

         Time shall be of the essence of this Agreement.

15.20    Costs and Expenses

         Except as otherwise or expressly provided in this Agreement, each Party shall pay all costs and expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated there under, including all fees and expenses of its respective legal counsel, investment bankers, brokers, accountants or other representatives or consultants.

15.21    Excusable Delays

         The dates and times by which any Party is required to perform any obligation under this Agreement shall be postponed automatically to the extent, for the period of time, that the Party is prevented from so performing by circumstances beyond its reasonable control. Such period shall not extend beyond one year. Said circumstances shall include acts of nature, strikes, lockouts, riots, acts of war, epidemics, government regulations imposed after the fact, fire, power failures, earthquakes or other disasters or other causes beyond the performing Party's reasonable control whether or not similar to the foregoing.

15.22    Governing Law and Attornment

         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). To the extent applicable, the Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods. Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the Courts of the Province of Ontario or the Federal Court of Canada, except to the extent any Court action of AMIT relates to the use of the AMIT Know How by LMGC outside the Territory.


         IN WITNESS WHEREOF, the Parties have executed the Agreement.


AIR MILES INTERNATIONAL                     LOYALTY  MANAGEMENT GROUP
TRADING B.V.                                CANADA INC.


By:_____________________                    By:__________________________
Name:    Liam P.B. Cowdrey                     Name:  Craig Underwood
Title:   Director                              Title: President and Chief
                                                      Executive Officer

Date     July 24, 1998                         Date:  July 24, 1998

                                   SCHEDULE 1



All know-how, processes, trade secrets, confidential information, unpatented inventions, studies and data, marketing strategies, product information, sponsor and/or supplier information, manuals, technology, research and development reports, technical information, technical assistance and similar materials recording or evidencing expertise or information related to the Programme.